Exhibit 4.2.1

FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT
AGREEMENT

This First Amendment to Amended and Restated Credit Agreement (this “First Amendment”) is made as of this 17th day of November, 2004 by and among SEMCO ENERGY, INC., a Michigan corporation (the “Company”), STANDARD FEDERAL BANK N.A. (“Standard Federal”) and the other banks signatory hereto and Standard Federal, as agent for the Banks (in such capacity, “Agent”).

RECITALS

A.    Company, Agent and the Banks entered into that certain Amended and Restated Credit Agreement dated as of June 25, 2004 under which the Banks extended (or committed to extend) credit to the Company, as set forth therein (as amended, restated or otherwise modified from time to time, the “Credit Agreement”; capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement).

B.    Company has requested that Agent and the requisite Banks to amend the Credit Agreement to increase the Letter of Credit Commitment Amount to Sixty Million Dollars ($60,000,000), and Agent and the requisite Banks are willing to do so, but only on the terms and conditions set forth in this First Amendment.

NOW, THEREFORE, Company, Agent and Banks agree:

1.	Section 1.1 of the Credit Agreement shall be amended by deleting the definition of “Letter of Credit Commitment Amount” and inserting the following in its place:

“Letter of Credit Commitment Amount shall mean $60,000,000.”

2.	This First Amendment shall become effective according to the terms hereof and as of such date (the “First Amendment Effective Date”) that the Company shall have satisfied the following conditions:

(a)    Agent shall have received:

(i)    counterpart originals of this First Amendment, in each case duly executed and delivered by Company and the requisite Banks, in form satisfactory to Agent and the Banks; and

(ii)    such other documents as Agent may reasonably request.

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(b)    No Unmatured Event of Default or Event of Default shall have occurred and be continuing or shall result from the execution and delivery of this First Amendment.

(c)    If the First Amendment Effective Date shall not have occurred on or before November 19, 2004, this First Amendment shall not become effective and the offer by the Agent and the Banks to amend the Credit Agreement on the terms set forth herein shall be deemed withdrawn.

3.	The Company for itself and each of the Subsidiaries hereby represents and warrants that, after giving effect to the amendments contained herein, (a) execution and delivery of this First Amendment, and the performance by the Company of its obligations under the Credit Agreement as amended hereby are within such undersigned’s corporate powers, have been duly authorized, are not in contravention of law or the terms of its articles of incorporation, bylaws or any other organizational documents of the parties thereto, as applicable, and except as have been previously obtained, do not require the consent or approval, material to the amendments contemplated in this First Amendment or Credit Agreement, as amended hereby, of any governmental body, agency or authority, and this First Amendment and the Credit Agreement, as amended hereby, will constitute the valid and binding obligations of such undersigned parties, enforceable in accordance with their respective terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, ERISA or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought in a proceeding in equity or at law), and (b) the representations and warranties contained in Section 9 of the Credit Agreement are true and correct on and as of the date hereof, except to the extent such representations and warranties speak only as of another date certain.

4.	Except as specifically set forth herein, this First Amendment shall not be deemed to amend or alter in any respect the terms and conditions of the Credit Agreement, any of the Notes issued thereunder or any of the Loan Documents, or to constitute a waiver by the Banks or Agent of any right or remedy under or a consent to any transaction not meeting the terms and conditions of the Credit Agreement, any of the Notes issued thereunder or any of the other Loan Documents. By execution and delivery of this First Amendment, the Company shall have been deemed to ratify and reaffirm each of its covenants, agreements and obligations under the Credit Agreement, as amended hereby and the related Loan Documents. Each reference in the Credit Agreement to “this Agreement” or “the Credit Agreement” shall be deemed to refer to the Credit Agreement as amended by this First Amendment and each other amendment from time to time executed and delivered in connection with the Credit Agreement.

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5.	Unless otherwise defined to the contrary herein, all capitalized terms used in this First Amendment shall have the meaning set forth in the Credit Agreement, as amended.

6.	This First Amendment shall be construed in accordance with and governed by the laws of the State of Michigan.

7.	This First Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same agreement.

8.	Any references in the Loan Documents to the Credit Agreement shall be deemed a reference to the Credit Agreement as amended by this First Amendment.

[SIGNATURES FOLLOW ON SUCCEEDING PAGES]

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WITNESS the due execution hereof as of the day and year first above written.

SEMCO ENERGY, INC.

By:	/s/ Michael V. Palmeri

Michael V. Palmeri
Title:	Senior Vice President and
Chief Financial Officer

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STANDARD FEDERAL BANK N.A., a national banking association, as Agent and Arranger

By:	/s/ Gregory E. Castle

Gregory E. Castle
Title:	First Vice President

STANDARD FEDERAL BANK N.A., a national banking association, as Issuing Bank, as Swing Line Bank and as a Bank

By:	/s/ Gregory E. Castle

Gregory E. Castle
Title:	First Vice President

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NATIONAL CITY BANK OF THE MIDWEST, A NATIONAL BANKING ASSOCIATION, FORMERLY KNOWN AS NATIONAL CITY BANK OF MICHIGAN/ILLINOIS, as Syndication Agent for the Line of Credit and as Documentation Agent for the Revolving Loan and as a Bank

By:	/s/ Ken R. Ehrhardt

Title:	SVP

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U.S. BANK, N.A., as Documentation Agent for the Revolving Loan and the Line of Credit and as a Bank

By:	/s/ Jeff Janza

Title:	Vice President

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KEYBANK NATIONAL ASSOCIATION, as Syndication Agent for the Revolving Loan and as a Bank

By:

Title:

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FIFTH THIRD BANK, EASTERN MICHIGAN, as Documentation Agent for the Line of Credit and as a Bank

By:	/s/ Andre A. Nazareth

Andre A. Nazareth
Title:	Vice President

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THE HUNTINGTON NATIONAL BANK, as a Bank

By:	/s/ Kevin D. Szachta

Kevin D. Szachta
Title:	Vice President

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